Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Sports Ventures Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$1,321,000,000	(1)	.0000927	$122,456.70	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$1,321,000,000
Total Fees Due for Filing				$122,456.70
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$122,456.70

(1)	Aggregate number of securities to which transaction applies:

132,100,000 Sports Ventures Acquisition Corp. Class A ordinary shares

(2)	The proposed maximum aggregate value of the transaction was calculated based on 132,100,000 multiplied by US$10.00 per share of Sports Ventures Acquisition Corp. Class A ordinary shares (the contemplated per share price in the Business Combination Agreement dated January 25, 2022 by and among Sports Ventures Acquisition Corp., Prime Focus World N.V., Prime Focus PF Overseas Limited and AKICV LLC). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000927 by the product calculated in the preceding sentence.